Form 10KSB, Exhibit 13
period 1996-09-30
FIRST OZAUKEE CAPITAL CORP
filed 1996-12-31
CIK 920612

Business of the Company and the Bank

First Ozaukee Capital Corp. (Company) is the holding company for First Ozaukee Savings Bank
(Bank).  The Bank converted from a Wisconsin-chartered mutual savings bank to a Wisconsin-
chartered stock savings bank on October 21, 1994.  In connection with the Conversion, First
Ozaukee Capital Corp. sold 603,345 shares of its common stock at $8.00 per share in conjunction with the subscription offering to the Bank's Employee Stock Ownership Plan
(ESOP), eligible account holders and other members.   Net proceeds of the sale of common
stock of the Company were $4,097,057, after deducting conversion costs of $488,365, and unearned compensation of $241,338 related to shares issued to the ESOP.  The Company retained 50% of the net conversion proceeds and used the balance of the net proceeds to purchase all of the stock of the Bank issued in the conversion for $1,927,861 and fund the
ESOP loan of $241,338.

First Ozaukee Savings Bank was established in 1923, and is regulated by the state of
Wisconsin, Department of Financial Institutions Division of Savings Institutions and the Federal
Deposit Insurance Corporation (FDIC).  The Company has no significant assets other than the common stock of the Bank, the loan to the ESOP and net proceeds retained by the Company following the conversion. The Company's principal business is the business of the Bank.  The
Bank is a community-oriented, full-service financial institution offering a variety of retail financial services to meet the needs of the communities it serves.  The Bank's principal business consists of attracting funds in the form of deposits and investing such funds in loans secured by real estate, primarily residential loans, various types of consumer loans, mortgage-
backed securities and investment securities.  The Bank has two full-service offices, both of which are located in Ozaukee County, Wisconsin.  At September 30, 1996, the Company and
Bank had consolidated total assets of $34.0 million, total deposits of $25.0 million and stockholders' equity of $8.2 million.

The shares of common stock of First Ozaukee Capital Corp. are publicly traded in the over-the-
counter market through the OTC Bulletin Board under the symbol "FOZK".

Quarter Ended            High            Low            Dividend
December 31, 1995        $13.75          $11.63         $.00
March 31, 1996           $15.00          $12.50         $.00
June 30, 1996            $15.00          $14.00         $.00
September 30, 1996       $15.50          $13.75         $.00

Dividend declaration and payment decisions are made after considering a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions.
Restrictions on dividend payments are described in note 11 of the Notes to Consolidated
Financial Statements.

As of September 30, 1996, the Company had approximately 150 stockholders of record
(which includes nominees for beneficial owners holding shares in "street name").

Selected Financial Highlights

Set forth below are selected financial and other data of the Company.  The financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the
Company and notes thereto presented elsewhere in this Annual Report.

Financial Condition Data:
                                                   At September 30,
                                  1996       1995     1994      1993     1992
                                               (Dollars in Thousands)
Total assets                 $  34,048     38,151   37,671    36,947   41,217
Cash and cash equivalents          725        870    4,575     7,054   10,563
Loans receivable, net           16,341     13,747   12,524    16,691   19,778
Loans held for sale               -          -        -          385       94
Securities                      11,854     18,093   14,169     9,156    8,753
Mortgage-backed securities       3,721      4,248    4,876     2,409      764
FHLB stock                         152        168      166       257      251
Deposits                        24,962     29,508   33,140    32,512   36,656
Stockholders' equity(1)          8,186      8,195    3,979     3,848    3,714
Full Service Offices Open            2          2        2         2        2


Selected Operating Data:(2)
                                       For the Year Ended September 30,
                                     1996     1995     1994     1993    1992
                                           (Dollars in Thousands)

Interest and dividend income     $   2,549    2,484    2,218   2,534   3,440
Interest expense                    (1,364)  (1,300)  (1,201) (1,496) (2,236)
Net interest income                  1,185    1,184    1,017   1,038   1,204
Provision for loan losses              (18)     (18)     (18)    (18)    (18)
Net interest income after
  provision for loan losses          1,167    1,166      999   1,020   1,186
Noninterest income                      85       77       78     153      86
General and administrative
  expenses                          (1,614)  (1,070)    (902)   (911)   (886)
Income (loss) before income taxes     (362)     173      175     262     386
  Income taxes                         125      (64)     (44)   (128)   (156)
  Net income (loss)              $    (237)     109      131     134     230
  Income (loss) per share        $    (.40)     .19     -       -       -
Dividends per share              $     .00      .00     -       -       -

(1)  Stockholders' equity at September 30, 1996 and 1995 includes $4.1 million from the net proceeds of the sale of common stock in connection with the conversion from mutual to stock form and the formation of a holding company.

(2)  Fiscal years ended September 30, 1996 and 1995 are based on the audited consolidated financial statements of the Holding Company and its wholly owned Bank.  Fiscal years ended September 30, 1994, 1993 and 1992 are based on the Bank only audited financial statements.

Management's Discussion and Analysis of Financial Condition and Results of Operations

General

The business of the Bank is that of a financial intermediary consisting primarily of attracting deposits from the general public and using such deposits to originate mortgage loans secured by one-to-four-
family residences and, to a lesser extent, commercial and agricultural real estate loans, and consumer loans.  The Bank's revenues are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investments.  The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the FDIC.  The
Bank's cost of funds is influenced by interest rates on competing investments and general market interest rates.  Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.

The Bank's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans and investments and the average rate paid on deposits, as well as the relative amounts of such assets and liabilities.  The Bank, as other financial institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

Certain statements in this report which relate to the Company's plans, objectives or future performance may be deemed to be forward-looking statements within the meaning of Private Securities Litigation
Act of 1995.  Such statements are based on management's current expectations.  Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.  Additional discussion of factors affecting the Company's business and prospects is contained in periodic filings with the Securities and Exchange Commission.

Management Strategy

Management's strategy has focused on maintaining the Bank's strong capital position through controlled growth, while continuing to provide quality customer service.  The Bank has sought to implement this strategy by emphasizing deposits as its primary source of funds, originating one-to-four-family mortgage loans in its market area, and investing in mortgage-backed securities and investment securities.
Financial highlights and operating strategies of the Bank include the following:

         Asset Quality.  The Bank focuses on high asset quality in both its lending activities and investment portfolio.  Nonperforming assets were .29% and .23% of total assets at September 30, 1996 and
         1995.  The Bank has had no charge-off of loans in recent years.

         Residential Mortgage Lending Emphasis.  The Bank has historically focused its loan origination activities on adjustable rate residential mortgage loans (AMLs).  Beginning in 1993, the Bank expanded its emphasis to include originations and sales of fixed rate mortgage loans.  The program was very successful in 1993.  However, because of a substantial increase in competition for loans, the Bank had limited success with this program in recent years.

         Profitability and Capital Strength.  The Bank has historically maintained capital ratios substantially higher than required by Federal insurance regulations or state law.  At September 30, 1996, the
         Bank had a Tier 1 risk-based capital ratio of over 33% and Tier 1 leverage ratio of more than 17%.
         The Bank's Tier 1 risk-based capital ratio is more than eight times the required amount, while the
         Bank's Tier 1 leverage ratio is more than four times the amount required.

         Although the Bank has historically been profitable, 1996 included many new factors which resulted in the first net loss since the early 1980's.  The conversion to stock form enabled the Company to increase its net interest income.  However, the stock benefit plan expenses and costs of operating as a public company have been substantial.  The Company has taken steps to reduce such costs.  The Company adopted a Business Incentive Plan (BIP), effective November 7, 1995, which is similar to plans of other publicly traded thrift institutions.  Because of the vesting schedule of the plan, which vests one-third of the shares upon adoption of plan, the Company was required to expense over 60% of the shares in the year ended September 30, 1996.  BIP expense for the year was $193,822.  BIP expense for the year ended September 30, 1997 is expected to be substantially lower because fewer shares are expected to be vested.

         Legislation was enacted September 30, 1996 to recapitalize the SAIF fund.  The Bank will be required to pay a non-recurring special assessment of approximately $178,000.  Future recurring
         SAIF assessments are expected to be lower than those in recent years.

         Interest Rate Risk Management.  Since the early 1980's, the Bank's business plan has included investing significantly in corporate debt securities, in addition to its investment in mortgage-backed securities.  This diversified portfolio enables the Bank to provide and maintain high liquidity levels;
         maintain a balance of high quality, diversified investments; and manage the interest rate risk of the
         Bank.  The Bank typically sells its 15-year and 30-year fixed rate loans to improve its gap position by shortening the maturity of its assets.  In addition, the Bank has attempted to reduce its interest rate risk by originating ARM loans for retention in its loan portfolio and by selling most of the fixed rate loans it originates.  Management believes this strategy has reduced its net income over the past few years due to lower initial yields on the ARM loans in comparison to longer term fixed rate investments.  However, management believes that reducing its exposure to interest rate fluctuations tends to reduce the volatility of the Bank's net interest income over the long term.

Liquidity and Capital Resources

The Bank's principal sources of funds are cash receipts from deposits, loan repayments by borrowers, proceeds from maturing securities, and net income.  The Bank has an agreement with the FHLB of
Chicago to provide cash advances, should the Bank need additional funds.  For regulatory purposes, liquidity is measured as a ratio of cash and certain investments to withdrawable deposits.  The minimum level of liquidity required by regulation is presently 8%.  The Bank's liquidity ratio at September 30,
1996 was approximately 54%.  The Bank maintains a higher level of liquidity than required by regulation as a matter of management philosophy in order to more closely match interest-sensitive assets with interest-sensitive liabilities.

The Bank has $14.3 million in certificates due within one year and $8.1 million in other deposits without specific maturity at September 30, 1996.  Management estimates that most of the deposits will be retained or replaced by new deposits.

Assets decreased from $38.2 million at September 30, 1995 to $34.0 million at September 30, 1996.
Competition for customer deposits was fierce during 1996.  Deposits decreased from $29.5 million at
September 30, 1995 to $25.0 million at September 30, 1996.  Management chose to price deposits to maintain interest margins, rather than match or beat interest rates offered by other financial institutions or competing financial products such as mutual funds and bonds.  The Bank was successful in increasing the loans receivable portfolio from $13.7 million in 1995 to $16.3 million in 1996.  Prepaid expenses and other assets increased primarily as a result of recording a receivable of $252,500 relating to environmental clean-up costs.  Other liabilities includes the same amount based on an independent study.  See note 13 of Notes to Consolidated Financial Statements for further information.


Deposit outflows and the increase in loans receivable were funded principally by sales and maturities of investment securities.  Accrued interest receivable on loans increased due to a higher portfolio balance.  Other liabilities at September 30, 1996 also increased due to a provision for a special assessment of the SAIF of $178,000.

Commitments to originate loans are legally binding agreements to lend to the Bank's customers.
Commitments to originate adjustable-rate loans at September 30, 1996, which generally expire in 90 days or less, were $713,000.  Commitments to fund equity and credit card lines of credit totaled
$1,075,000 at September 30, 1996.

The Bank is required to maintain a minimum level of capital under FDIC and Wisconsin laws and regulations.  See note 11 of Notes to Consolidated Financial Statements for further information.

Average Balances, Interest and Average Yields and Rates

The following table presents for the years indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates.  No tax equivalent adjustments were made.  All average balances are monthly average balances.  Nonaccruing loans have been included in the table as loans carrying a zero yield.

                                               Year Ended September 30,
                                  1996              1995             1994
                                  Average          Average           Average
                         Average  Yield/   Average  Yield/ Average   Yield/
                         Balance  Interest Cost    Balance Interest  Cost   Balance  Interest  Cost
                                     (Dollars in thousands)
Interest-earning assets:
Loans receivable        $ 15,443    1,287    8.33%  13,016   1,085   8.34%   14,231    1,208    8.49%
Mortgage-backed
  securities               3,972      243    6.12%   4,626     282   6.10%    4,420      267    6.04%
Securities and other
  interest-earning
  assets                  15,869    1,008    6.35%  17,593   1,106   6.29%   15,602      730    4.68%
Federal Home Loan
  Bank Stock                 160       11    6.88%     167      11   6.59%      212       13    6.13%
    Total interest-
     earning assets       35,444    2,549    7.19%  35,402   2,484   7.02%   34,465    2,218    6.44%

Interest-bearing
  liabilities:
Deposits                  28,074    1,359    4.84%  28,432   1,295   4.55%   31,206    1,194   3.83%
Advances from
  borrowers for taxes
  and insurance              248        5    2.02%     249       5   2.01%      296        7   2.36%
    Total interest-
     bearing
     liabilities        $ 28,322    1,364    4.82%  28,681   1,300   4.53%   31,502    1,201   3.81%

Net interest income
  before provision
  for loan losses       $           1,185                    1,184                     1,017
Interest rate spread                         2.37%                   2.49%                     2.63%
Net earning assets      $  7,122                     6,721                    2,963

Net yield on average
interest-earning assets                      3.34%                   3.34%                     2.95%

Ratio of average
 interest-earning
 assets to average
 interest-bearing
 liabilities                               125.15%                 123.43%                   109.41%

Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the years indicated.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes in volume (changes in volume multiplied by prior year's rate) and rates (changes in rate multiplied by prior year's volume).

                                 Year Ended September 30,
                                             1996  vs.  1995              1995  vs.  1994
                                      Increase (Decrease) Due To       Increase (Decrease) Due To
                                         Rate      Volume      Total    Rate      Volume       Total
                                                       (Dollars in Thousands)
Interest income:
  Loans receivable                $      -          202        202       (21)      (102)        (123)
  Mortgage-backed securities                1       (40)       (39)        2         13           15
  Securities and other
   interest-earning assets                 12      (110)       (98)      274        102          376
  Federal Home Loan Bank Stock           -         -          -            1         (3)          (2)
    Total interest- earning assets         13        52         65       256         10          266

Interest expense:
  Deposits                                 80       (16)        64       189        (88)         101
  Advances from borrowers for
   taxes and insurance                   -         -          -           (1)        (1)          (2)
    Total interest-bearing
      liabilities                          80       (16)        64       188        (89)           99
Net interest income                  $      1       167

Results of Operations

Comparison of the Year Ended September 30, 1996 to the Year Ended September 30, 1995

Net Earnings (Loss)
Net earnings decreased from $109,000 for the year ended September 30, 1995 to a net loss of
$237,000 for the year ended September 30, 1996.  The decrease in net earnings was due to expenses associated with the stock benefit plans, and substantially higher legal, audit, examination and accounting fees.

Interest and Dividend Income
Interest and dividend income increased from $2,484,000 for the year ended September 30, 1995 to
$2,549,000 for the year ended September 30, 1996.  While the average balance of interest-earning assets was virtually unchanged from 1995 to 1996, the average yield increased from 7.02% in 1995 to 7.19% in 1996.  Average loans increased from $13.0 million in 1995 to $15.4 million in 1996.
Average interest rates on loans receivable were virtually identical.  Sales and maturities of securities were reinvested, in part, in loans which bear higher interest rates.  Interest on securities and other interest-earning assets and MBS's decreased due to lower average balances.  Components of interest income vary from time to time based on the availability, quality and interest rates of loans, securities, cash equivalents and MBS's.

Interest Expense
Interest expense increased from $1,300,000 for the year ended September 30, 1995 to $1,364,000 for the year ended September 30, 1996.  The increase was due primarily to the very competitive environment for certificate of deposits in the Bank's market area.  The average rate for all interest-
bearing liabilities increased from 4.53% in 1995 to 4.82% in 1996.

Net Interest Income
Net interest income was virtually unchanged increasing from $1,184,000 for 1995 to $1,185,000 for
1996.  The ratio of average interest-earning assets to average interest-bearing liabilities increased from
123.43% for 1995 to 125.15% for 1996, in part, due to the effect of the sale of common stock.  The interest rate spread decreased from 2.49% for 1995 to 2.37% for 1996 due primarily to a higher weighted-average rate paid on deposits.

Provision for Loan Losses
Provision for loan losses was $18,000 for 1995 and 1996.  The Bank did not charge-off any loans in either year.  The provision for loan losses was based upon management's consideration of existing and anticipated economic conditions which may affect the ability of borrowers to repay the loans.  The provision is also based on an 19% increase in the loan portfolio from $13.7 million at September 30,
1995 to $16.3 million at September 30, 1996.  Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the risks inherent in the Bank's portfolio and the estimated fair value of the underlying collateral.  This evaluation is ongoing and results in variations in the Bank's provision for loan losses.

Noninterest Income
Noninterest income increased from $77,000 for 1995 to $85,000 for 1996 due primarily to higher gains on sales of securities available for sale in 1996 than in 1995.  In 1995, the Bank recognized a gain on sale of fixed assets of $27,000.  Such gains are not stable sources of income and no assurance can be given that the Bank or Company will realize gains on securities or fixed assets in the future.

General and Administrative Expenses
General and administrative expenses increased from $1,070,000 for 1995 to $1,614,000 for 1996.
Compensation and benefits increased from $441,000 for 1995 to $708,000 for 1996 due primarily to the implementation of the Bank's ESOP plan and Business Incentive Plan (BIP).  ESOP and BIP expenses were $42,000 and $194,000, respectively for 1996 compared to none for 1995.  Under generally accepted accounting principles, expense of the ESOP is affected by changes in the market price of the
Company's common stock and ESOP shares committed to be released.  Federal insurance premiums increased from $68,000 for 1995 to $245,000 for 1996 due to a non-recurring special assessment by the SAIF for $178,000 in 1996.  The special assessment, which was paid in November, 1996, will result in substantially lower recurring premiums effective January 1, 1997.  Other expenses increased in 1996 due to higher indirect loan expenses and a full year of expenses of operating as a public company.  Legal, audit, examination and accounting fees increased from $147,000 for 1995 to
$231,000 for 1996 due to initial fees incurred with implementation of stock benefit plans and the
Company's first annual meeting.  Management has taken steps to reduce such fees in the future.

Income Taxes
Income taxes decreased from $64,000 for 1995 to a credit of $125,000 for 1996 as a result of lower earnings before income taxes.

Comparison of the Year Ended September 30, 1995 to the Year Ended September 30, 1994

Net Earnings
Net earnings decreased from $131,000 for the year ended September 30, 1994 to $109,000 for the year ended September 30, 1995.  The decrease in net earnings was due to higher compensation and benefits, and substantially higher legal, audit, examination and accounting fees, offset by higher net interest income.

Interest and Dividend Income
Interest and dividend income increased from $2,218,000 for the year ended September 30, 1994 to
$2,484,000 for the year ended September 30, 1995.  The average balance of interest-earning assets increased by $937,000, while the average yield increased from 6.44% in 1994 to 7.02% in 1995.
Average loans decreased from $14.2 million in 1994 to $13.0 million in 1995.  Average interest rates on loans receivable decreased from 8.49% for 1994 to 8.34% for 1995.  Interest on securities and other interest-earning assets and MBS's increased due to higher average balances and rates.
Components of interest income vary from time to time based on the availability, quality and interest rates of loans, securities, cash equivalents and MBS's.

Interest Expense
Interest expense increased from $1,201,000 for the year ended September 30, 1994 to $1,300,000 for the year ended September 30, 1995.  The increase was due primarily to the very competitive environment for certificate of deposits in the Bank's market area.  The average rate for all interest-
bearing liabilities increased from 3.81% in 1994 to 4.53% in 1995.

Net Interest Income
Net interest income increased from $1,017,000 for 1994 to $1,184,000 for 1995.  The ratio of average interest-earning assets to average interest-bearing liabilities increased from 109.41% for 1994 to 123.43% for 1995, in part, due to the effect of the sale of common stock.  The interest rate spread decreased from 2.63% for 1994 to 2.49% for 1995 due primarily to a higher weighted-average rate paid on deposits.

Provision for Loan Losses
Provision for loan losses was $18,000 for 1994 and 1995.  The Bank did not charge-off any loans in either year.  The provision for loan losses was based upon management's consideration of existing and anticipated economic conditions which may affect the ability of borrowers to repay the loans.
Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the risks inherent in the Bank's portfolio and the estimated fair value of the underlying collateral.  This evaluation is ongoing and results in variations in the Bank's provision for loan losses.

Noninterest Income
Noninterest income decreased from $78,000 for 1994 to $77,000 for 1995.  In 1995, the Bank
recognized a gain on sale of fixed assets of $27,000, and in 1994 the Bank recognized a gain on sale of mortgage loans of $27,000.  Such gains are not stable sources of income and no assurance can be given that the Bank or Company will realize gains in the future.

General and Administrative Expenses
General and administrative expenses increased from $902,000 for 1994 to $1,070,000 for 1995.
Compensation and benefits increased from $388,000 for 1994 to $441,000 for 1995 due to higher compensation and employee benefits.  Federal insurance premiums decreased from $74,000 for 1994 to $68,000 for 1995 due to a lower level of deposits.  Legal, audit, examination and accounting fees increased from $28,000 for 1994 to $147,000 for 1995 due to initial fees incurred with implementation of stock benefit plans and operating as a public company.

Income Taxes
Income taxes increased from $44,000 for 1994 to $64,000 for 1995 as a result of non-recurring credits to tax expense of $17,000 in 1994.


Impact of Inflation

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.  The primary impact of inflation on the operations of the
Bank is reflected in increased operating costs.  Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature.  As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation.
Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.  In the current interest rate environment, liquidity and the maturity structure of the
Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.
CORPORATE INFORMATION


