Form 10KSB, Exhibit 13
period 1996-09-30
FIRST OZAUKEE CAPITAL CORP
filed 1996-12-31
CIK 920612

First Ozaukee Capital Corp.
Financial Statements
September 30, 1996 and 1995
Including Independent Auditor's Report

                                                            PAGE
Independent Auditor's Report                                   1



Financial Statements:

Consolidated Statements of Financial
Condition at September 30, 1996 and 1995                       2

Consolidated Statements of Income for the
Years Ended September 30, 1996, 1995 and 1994                3-4

Consolidated Statements of Stockholders' Equity
for the Years Ended September 30, 1996, 1995 and 1994          5

Consolidated Statements of Cash Flows for the Years
Ended September 30, 1996, 1995 and 1994                      6-7

Notes to Consolidated Financial Statements                  8-37

INDEPENDENT AUDITOR'S REPORT



Board of Directors
First Ozaukee Capital Corp.
Cedarburg, Wisconsin


     We have audited the accompanying consolidated statements of financial condition of FIRST OZAUKEE CAPITAL CORP. as of September 30, 1996 and 1995, and the
related consolidated statements of income, stockholders' equity, and cash flows for the three years in the period ended September 30, 1996.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FIRST OZAUKEE CAPITAL
CORP. as of September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.






                                    Meier, Clancy, George & Co., LLP
                                    Certified Public Accountants

October 23, 1996
Brookfield, Wisconsin

                             FIRST OZAUKEE CAPITAL CORP.
                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                               September 30,
                                                             1996           1995
                                                    (Dollars in thousands except
                                                     share and per share amounts)
Assets
Cash                                           $          526  $          712
Cash equivalent interest-bearing deposits                 199             158
     Total cash and cash equivalents                      725             870
Securities held-to-maturity:
 Debt securities (market value of $1,992
 at September 30,1996; $13,662 at
 September 30, 1995)                                    1,997          13,587
 Mortgage-backed securities (market
 value of $3,582 at September 30, 1996;
 $4,147 at September 30, 1995)                          3,721           4,248
Securities available-for-sale:
 Debt securities, at market value                       9,857           4,506
Accrued interest on investments and
 morgage-backed securities                                308             312
Loans held for sale                                      -               -
Loans receivable - net                                 16,341          13,747
Accrued interest receivable on loans                       75              57
Foreclosed properties and properties
subject to foreclosure - net                             -               -
Office properties and equipment                           572             606
Federal Home Loan Bank stock - at cost                    152             168
Prepaid expenses and other assets                         300              50
     Total assets                              $       34,048  $       38,151

Liabilities and Equity

Deposit accounts                               $       24,962  $       29,508
Advance payment by borrowers for
 taxes and insurance                                      373             396
Federal and state income taxes:
     Current                                               (8)           (134)
     Deferred                                             (24)            103
Other liabilities                                         559              83
     Total liabilities                                 25,862          29,956
Commitments and contingencies                            -               -
Stockholders' Equity:
   Preferred stock - par value $1 per share;
    authorized 2,000,000 shares; issued and
    outstanding, none                                    -               -
   Common stock - par value $1 per share;
    authorized 4,000,000 shares; issued and
    outstanding 627,477 shares at
    September 30, 1996, 603,345
    September 30, 1995                                    627             603
 Additional paid-in capital                             4,032           3,735
 Unearned ESOP compensation                              (217)           (241)
 Unearned BIP compensation                               (111)           -
 Unrealized gain on securities
   available-for-sale net of applicable
   deferred income taxes                                    4              10
 Retained earnings, substantially restricted            3,851           4,088
    Total stockholders' equity                          8,186           8,195
    Total liabilities and
     stockholders' equity                      $       34,048  $       38,151

See accompanying Notes to Consolidated Financial Statements.

                        FIRST OZAUKEE CAPITAL CORP.
                    CONSOLIDATED STATEMENTS OF INCOME

                                                  Years Ended September 30,

                                              1996         1995         1994
                                          (In thousands except per share data)
Interest and dividend income:
Interest on mortgage loans               $    1,129   $      956  $     1,085
Interest on other loans                         158          129          123
Interest on investment securities
  and other interest-earning assets           1,008        1,106          730
Interest on government agency
  mortgage-backed securities                    243          282          267
Dividends on Federal Home Loan
 Bank stock                                      11           11           13
     Total interest and dividends             2,549        2,484        2,218


Interest expense:
  Deposits                                    1,359        1,295        1,194
  Escrows/borrowed funds                          5            5            7
     Total interest expense                   1,364        1,300        1,201
     Net interest income                      1,185        1,184        1,017

Provision for loan losses                        18           18           18
  Net interest income after provision
    for loan losses                           1,167        1,166          999


Noninterest income:
  Other fees and service charges                  5            4            4
  Gain on sale of securities
    available for sale                           47            8         -
  Gain on call of securities
    held to maturity                              8           10         -
  Gain on sale of fixed assets                 -              27         -
  Gain on sale of mortgage loans                  3         -              27
  Deposit account fees and service
    charges                                      10            9            9
  Rental income                                   9           11           26
  Other income                                    3            8           12
     Total noninterest income                    85           77           78

See accompanying Notes to Consolidated Financial Statements.

                     FIRST OZAUKEE CAPITAL CORP.
                  CONSOLIDATED STATEMENT OF INCOME
                                                  Years Ended September 30,

                                                1996       1995       1994
General and administrative expenses:
  Compensation and benefits                     708        441        388
  Occupancy and insurance                       160        169        175
  Advertising and promotional                    10         25         25
  Federal insurance premiums                     67         68         74
  SAIF special assessment                       178       -          -
  Stationery, communications and other
    operating expenses                          119         94         86
  Directors' fees                                25         24         22
  Expenses of directors, officers and
    employees                                     8          9          9
  Data processing fees                           99         93         95
  Legal, audit, examination and
    accounting fees                             231        147         28
  Environmental remediation expenses              9       -          -
         Total general and
          administrative expenses             1,614      1,070        902
        Income (loss) before income taxes      (362)       173        175




Income taxes:
 Current                                         (1)        10         62
 Deferred                                      (124)        54        (18)
       Total income tax expense (benefit)      (125)        64         44
       Net income (loss)                  $    (237)  $    109   $    131

 Earnings (loss) per share                $   (0.40)  $   0.19   $    N/A

See accompanying Notes to Consolidated Financial Statements.

                   FIRST OZAUKEE CAPITAL CORP.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                            Unrealized
                                                               Gains
                                                             (Losses) on
               Shares                                        Available-
                 of           Additional Unearned  Unearned   For-Sale
              Common   Common  Paid-In    ESOP      BIP    Securities, Retained
               Stock  Stock   Capital    Compen-   Compen-     Net      Earnings  Total

                             (In thousands, except shares of common stock)



                                                                               (In thousands)
Cash Flows from Investing Activities:
  Purchase stock of subsidiary                          -            (1,928)
  Purchase of investment securities held-to-
    maturity                                          (1,500)        (2,490)
  Proceeds of called investment securities
    held-to-maturity                                   1,508            500
  Payment on ESOP loan/loan to ESOP                       17           (241)
  Net cash used by investing activities                   25         (4,159)

Cash Flows from Financing Activities:
  Net proceeds from sale of stock                       -             4,338
  Net cash provided by financing
    activities                                          -             4,338
  Net increase in cash and cash equivalents               50            114

Cash and cash equivalents at beginning                   114           -

Cash and cash equivalents at end                    $    164       $    114



NOTE 19   QUARTERLY CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)

                                                    Three Months Ended
                                       Dec. 31,  March 31,  June 30,  Sept. 30,
                                         1995      1996       1996      1996
                                        (In thousands except per share amounts)

Interest and dividend income         $    641  $    622  $    647  $    639
Interest expense                          352       344       352       316
  Net interest income                     289       278       295       323
Provision for loan losses                   5         4         5         4
  Net interest income after
    provision for loan losses             284       274       290       319
Non-interest income                        32        24        15        14
Non-interest expense                      380       401       295       538
Income (loss) before income taxes         (64)     (103)       10      (205)
Income taxes                              (28)      (11)       (3)      (83)
    Net income (loss)                $    (36) $    (92) $     13  $   (122)

The following schedule is a summary of earnings per share and market information during the year ended September 30, 1996. No dividends were declared on the shares of common stock during the year ended September 30, 1996.

                           Dec. 31,   March 31,  June 30,   Sept. 30,
                                     1995       1996       1996        1996
     Earnings per share       $    (0.06)  $    (0.15)  $    0.02  $    (0.21)
     Market information
       Trading range
         High                      13-3/4         15          15        15-1/2
         Low                       11-5/8       12-1/2        14        13-3/4
         Close                     12-1/4         15        14-1/4      14-7/16




